EXHIBIT 10.2

                           NON-QUALIFIED STOCK OPTION


     AGRIBRANDS INTERNATIONAL, INC. (the "Company"), effective May 29, 1998, grants this Non-Qualified Stock Option to _________________ ("Optionee") to purchase a total of _____________shares of Agribrands International, Inc. Common Stock ("Agribrands Stock") at a price of $34.25 per share pursuant to its 1998 Incentive Stock Plan (the "Plan"). Subject to the provisions of the Plan and the following terms, Optionee may exercise this Option from time to time by tendering to the Company written notice of exercise together with the purchase price in cash, or in shares of Agribrands Stock at their Fair Market Value as determined by the Nominating and Compensation Committee (the "Committee"), or both.

1.   Normal  Exercise.  This Option becomes  exercisable  on May 29, 2003.  This
     Option remains exercisable through May 28, 2008, unless Optionee is no longer employed by the Company, in which case the Option is exercisable only in accordance with the provisions of Section 3 below.

2. Acceleration. Notwithstanding the above, this Option is fully exercisable before the normal exercise dates set forth in Section 1 hereof upon the occurrence of any of the following events while Optionee is employed by the Company.

     a.   Death of Optionee;

     b.   Declaration of Optionee's Disability;

     c. The voluntary termination of employment of Optionee at or after attainment of age 62;

     d. The involuntary termination of employment of Optionee, other than a Termination for Cause, including but not limited to, the sale or other disposition of the stock of the Company or of substantially all of the assets of the Company; or

     e.   A Change of Control.

3. Exercise After Certain Events. Upon the occurrence of any of the events described below, any shares exercisable on the date of such event shall remain exercisable during the period stated below, but, in any event, not later than May 28, 2008:

     a. If Optionee's employment is terminated due to death, Disability or retirement at or after attainment of age 62, if no event of forfeiture occurs, such shares shall remain exercisable for three (3) years thereafter;

     b. If Optionee's employment is involuntarily terminated for reasons other than Termination for Cause, such shares shall remain exercisable for six (6) months thereafter; or


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     c.   When,  prior to a Change of  Control,  there has  occurred an event of forfeiture as defined in Section 4 herein, the Option, to the extent exercisable, shall remain exercisable for thirty (30) days thereafter.

4. Forfeiture. Prior to a change of Control, this Option is subject to forfeiture upon the occurrence of one of the following events:

     a.   The Optionee's employment is Terminated for Cause; or

     b.   Optionee engages in competition with the Company or an Affiliate.

     If there is an event of forfeiture, the portion of the Option that is exercisable at that time may be exercised as set forth in Section 3 hereof.

5. Definitions. Unless otherwise defined in this Non-Qualified Stock Option, defined terms used herein shall have the same meaning as set forth in the Plan.

               "Disability" shall mean a mental or physical disability as, in the opinion of the Committee, will prevent an Optionee from ever resuming work of the same general nature as that which he performed for the Company prior to his disability.

               "Termination for Cause" shall mean Optionee's termination of employment with the Company because of the willful engaging by Optionee in gross misconduct; provided, however, that a Termination for Cause shall not include termination attributable to (i) poor work performance, bad judgment or negligence on the part of Optionee, (ii) an act or omission believed by Optionee in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by Optionee to be lawful, or (iii) the good faith conduct of Optionee in connection with a Change of Control (including opposition to or support of such Change of Control).

6. Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of the remainder hereof in that jurisdiction, or the validity or enforceability of this Non-Qualified Stock Option, including that provision, in any other jurisdiction. To the extent permitted by applicable law, the Company and Optionee each waive any provision of law that renders any provision hereof invalid, prohibited or unenforceable in any respect. If any provision of this Option is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.

7. Adjustments. Upon any extraordinary dividend, stock split-up, stock dividend, issuance of any targeted stock, recapitalization, warrant or rights issuance or combination, exchange or reclassification with respect to any outstanding class or series of Stock, or consolidation, merger or sale of all or substantially all of the assets of the Company, the Committee shall cause appropriate adjustments to be made to the terms of this Award.




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ACKNOWLEDGED AND ACCEPTED:          AGRIBRANDS INTERNATIONAL, INC.


                                         By:
Optionee                                 David R. Wenzel
                                         Chief Financial Officer


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